Exhibit 99.2

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

CFO Review of Fiscal 2015 Fourth Quarter Results

Fiscal 2015 Results

	Fiscal Years Ended
	June 27, 2015	June 28, 2014	Net Chg
Sales (1)	$27,924.7	$27,499.7	$425.0
Gross Profit	$3,193.1	$3,225.7	$(32.6)
GP Margin	11.4%	11.7%	(30)	bps

GAAP SG&A Expenses	$2,274.6	$2,341.2	$(66.5)
Adjusted Operating Expenses (2)	$2,220.6	$2,294.4	$(73.8)
Adjusted Operating Expenses as % of Sales (2)	8.0%	8.3%	(39)	bps
Adjusted Operating Expenses as % of Gross Profit (2)	69.5%	71.1%	(159)	bps

GAAP Operating Income	$827.7	$789.9	$37.7
Adjusted Operating Income (2)	$972.5	$931.3	$41.2
Adjusted Operating Income Margin (2)	3.5%	3.4%	9	bps

GAAP Net Income	$571.9	$545.6	$26.3
Adjusted Net Income (2)	$623.1	$594.1	$29.0

GAAP Diluted EPS	$4.12	$3.89	5.9%
Adjusted Diluted EPS (2)	$4.49	$4.24	5.9%

Return on Working Capital (ROWC) (2)	21.6%	21.5%	14	bps
Return on Capital Employed (ROCE) (2)	11.6%	11.4%	13	bps
Working Capital Velocity (2)	6.2	6.3	(0.1)
(1)	Subsequent to the first quarter of fiscal 2014, quarterly reported sales are equivalent to organic sales.
(2)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

Key Highlights

•

Sales for fiscal 2015 increased 1.5%, or $425 million, to $27.9 billion. Excluding the translation impact of changes in foreign currency exchange rates (also referred to as “constant currency” and referenced to as “CC” in the graphs that follow) sales grew 5.4% driven by strength at Electronics Marketing (EM).

o

EM organic sales increased 9.1% in constant currency driven by double digit growth in our EMEA and Asia regions and TS organic sales in constant currency was flat as an increase in enterprise IT sales was offset by a decline in computing components.

•

In fiscal 2015, Avnet delivered another year of sales growth and continued improvement in margins and returns, even as the strengthening of the U.S. Dollar negatively impacted reported results in the second half of fiscal 2015.

o

Adjusted selling, general and administrative expenses (“SG&A expenses”) declined 3.2%, or $73.8 million, to $2.2 billion but were  flat with fiscal 2014 in constant currency even as sales increased 5.4% in constant currency.

o

Adjusted operating income at the enterprise level increased 4.4% to $972.5 million and adjusted operating income margin improved 9 basis points primarily due to improved profitability in the EMEA region at both operating groups.

▪	EM operating income grew 6.6% and operating income margin increased 8 basis points to 4.6%.
▪	TS operating income grew 2.5% and operating income margin increased 18 basis points to 3.1%.
o	Adjusted earnings per share was negatively impacted by $0.26, or 5.8%, by the impact of changes in foreign currency exchange rates.
•	Adjusted diluted earnings per share of $4.49 increased 5.9% year over year, primarily due to growth in operating income at both operating groups, particularly in the EMEA region.
•	Cash flow from operations increased 146% year over year to $584 million, driven by an increase in profitability and disciplined working capital management
o	The Company returned approximately 40% of the cash flow from operations, or $247 million, to shareholders via its dividend and share repurchase program.
•	For fiscal 2015, ROWC improved to 21.6% and ROCE improved to 11.6%.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Fiscal 2015 Fourth Quarter Results

	Q4' FY14	Q3' FY15	Q4' FY15	Y/Y Chg		Seq. Chg
Sales (1)	$7,048.7	$6,736.9	$6,796.3	$(252.4)		$59.5
Gross Profit	$837.0	$774.4	$785.8	$(51.2)		$11.4
GP Margin	11.9%	11.5%	11.6%	(31)	bps	7	bps

GAAP SG&A Expenses	$604.5	$555.1	$561.6	$(42.9)		$6.4
Adjusted Operating Expenses (2)	$592.2	$544.0	$542.0	$(50.2)		$(2.0)
Adjusted Operating Expenses as % of Sales (2)	8.4%	8.1%	8.0%	(43)	bps	(10)	bps
Adjusted Operating Expenses as % of Gross Profit (2)	70.8%	70.3%	69.0%	(178)	bps	(128)	bps

GAAP Operating Income	$204.5	$203.7	$180.5	$(24.1)		$(23.2)
Adjusted Operating Income (2)	$244.9	$230.4	$243.8	$(1.1)		$13.4
Adjusted Operating Income Margin (2)	3.5%	3.4%	3.6%	12	bps	17	bps

GAAP Net Income	$186.3	$121.5	$158.7	$(27.5)		$37.2
Adjusted Net Income (2)	$160.1	$143.5	$159.5	$(0.6)		$16.0

GAAP Diluted EPS	$1.33	$0.88	$1.15	(13.5)%		30.7%
Adjusted Diluted EPS (2)	$1.14	$1.04	$1.16	1.8%		11.5%

Return on Working Capital (ROWC) (2)	22.0%	20.6%	22.5%	44	bps	187	bps
Return on Capital Employed (ROCE) (2)	11.8%	11.1%	12.0%	21	bps	90	bps
Working Capital Velocity (2)	6.3	6.0	6.3	(0.1)		0.2

(1)	Subsequent to the first quarter of fiscal 2014, quarterly reported sales are equivalent to organic sales.
(2)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

Key Highlights

•

Sales for the fourth quarter of fiscal 2015 increased 3.1% in constant currency but declined 3.6% year over year on a reported basis to $6.80 billion. In constant currency, high single digit growth at EM was partially offset by a  decline at TS primarily due to the weakness in the computing components business.

o	Sequentially, sales increased 1.5% in constant currency, which was below the normal seasonal range of +2% to +5%. The seasonal growth at EM was partially offset by below seasonal declines at TS.
•

Adjusted operating income decreased 0.4% year over year (increased 10.0% in constant currency) to $243.8 million and adjusted operating income margin increased 12 basis points as improvement in the EMEA region at both operating groups in constant currency was negatively impacted when translating those results into U.S. Dollars.

o	Sequentially, adjusted operating income increased 5.8% and adjusted operating income margin improved 17 basis points with both operating groups contributing to the improvement.
•	Adjusted diluted earnings per share of $1.16 increased 1.8% year over year, primarily due to improved profitability in the EMEA region at both operating groups.
o	Adjusted earnings per share was negatively impacted by $0.11, or 9.5%, by the impact of changes in foreign currency exchange rates.
•

Working capital decreased $233.1 million, or 5.3%, and increased 2.4% from the year ago quarter in constant currency. The increase was primarily due to an increase at EM to support organic sales growth.

•	Avnet’s ROWC increased 44 basis points year over year and ROCE was up 21 basis points primarily due to an increase at TS.
•

Disciplined working capital management contributed to cash flow from operations of $299.3 million in the fourth quarter of fiscal 2015 as profitability increased sequentially and working capital was flat.

•	During the fourth quarter of fiscal 2015, the Company paid a dividend of $0.16 per share, or $21.7 million, and paid $87.3 million in dividends during our fiscal year.
•

During the fourth quarter of fiscal 2015, the Company repurchased $15.8 million worth of stock, or 368,364 shares, at an average price of $42.86. Through July 31 2015, the Company has repurchased approximately $64 million worth of stock and has approximately $238 million remaining in the share repurchase program.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Sales

						Year-over-
						Year Growth
						Rates
						Reported &
	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Q4' FY15	Organic
Avnet, Inc. (1)	$7,048.7	$6,839.6	$7,551.9	$6,736.9	$6,796.3	(3.6)%
Constant Currency (2)						3.1%

Electronics Marketing (EM) Total	$4,318.4	$4,374.1	$4,435.2	$4,219.5	$4,315.9	(0.1)%
Constant Currency (2)						7.2%
Americas	$1,247.0	$1,214.0	$1,200.9	$1,237.2	$1,269.9	1.8%
EMEA	$1,394.3	$1,302.5	$1,205.3	$1,251.9	$1,245.0	(10.7)%
Constant Currency (2)						9.7%
Asia	$1,677.1	$1,857.6	$2,029.0	$1,730.4	$1,801.0	7.4%

Technology Solutions (TS) Total	$2,730.3	$2,465.5	$3,116.7	$2,517.3	$2,480.5	(9.2)%
Constant Currency (2)						(3.5)%
Americas	$1,562.9	$1,433.1	$1,851.0	$1,440.5	$1,497.3	(4.2)%
EMEA	$746.5	$672.9	$856.8	$717.2	$624.8	(16.3)%
Constant Currency (2)						(2.3)%
Asia	$420.9	$359.5	$408.9	$359.6	$358.4	(14.8)%

(1)	Subsequent to the first quarter of fiscal 2014, quarterly reported sales are equivalent to organic sales.
(2)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Avnet’s fourth quarter fiscal 2015 sales increased 3.1% year over year in constant currency but declined 3.6% to $6.80 billion as reported when translating those results into U.S. Dollars.
o

Year over year, the change in foreign currency exchange rates negatively impacted Avnet sales by $468.6 million or approximately 6.7%, year over year, with a majority of this impact in the EMEA region. In constant currency, the Company has delivered nine consecutive quarters of positive year-over-year organic sales growth.

o	On a sequential basis, Avnet sales increased 1.5% in constant currency, or 0.9% on a reported basis, which was below normal seasonal range of +2% to +5% primarily due to below seasonal declines at TS.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

•	EM's fourth quarter fiscal 2015 sales of $4.32 billion increased 7.2% year over year in constant currency with all three regions contributing and was essentially flat on a reported basis.
o	Americas' sales increased 1.8% year over year.
o	EMEA sales increased 9.7% year over year in constant currency, the eighth consecutive quarter of high single digit organic growth.
o	Asia’s sales increased 7.4% year over year primarily due to an increase in select high volume supply chain engagements.
•

EM's sales increased 3.0% sequentially in constant currency or 2.3% on a reported basis, which was in-line with the normal seasonal range of flat to +4% primarily due to growth in constant currency across all three regions.

•

TS' sales decreased 3.5% year over year in constant currency, or 9.2% on a reported basis, to $2.48 billion, primarily due to the translation impact of the strong U.S. Dollar and a significant decline in the computing components business.

o	America’s sales decreased 4.2% year over year.
o	EMEA sales in constant currency decreased 2.3% year over year.
o	Asia’s sales declined 14.8% year over year primarily due to a decline in the computing components business.
•	TS' sales decreased 1.1% sequentially in constant currency, which is below the normal seasonal range of +4% to +7% primarily due to a significant decline in the computing components business.
•	At a product level, year-over-year growth in networking and servers was offset by declines in storage and computing components.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Gross Profit

	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Q4' FY15	Y/Y Change
Gross Profit	$837.0	$795.5	$837.5	$774.4	$785.8	$(51.2)
Gross Profit Margin	11.9%	11.6%	11.1%	11.5%	11.6%	(31)	bps

•	Gross profit of $785.8 million, decreased 6.1% year over year (increased 3.1% in constant currency) and increased 1.5% sequentially.
o	Gross profit margin of 11.6% declined 31 basis points from the year ago quarter as an improvement at TS was offset by a decline at EM.
o	Gross profit margin improved 7 basis points sequentially primarily due to an improvement at TS.
•	EM gross profit margin declined from the year ago quarter and sequentially.
o

The year-over-year decline was primarily due to the geographic mix shift as the higher margin EMEA region represented a lower percentage of total EM sales after translating the results to U.S. Dollars and from an increase in select high volume supply chain engagements in Asia.

o	The sequential decrease was primarily due to a decline in the Americans region.
•	TS gross profit margin improved year over year and sequentially primarily due to an increase in the EMEA region.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Operating Expenses

	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Q4' FY15	Y/Y Change
Selling, General and Administrative Expenses	$604.5	$583.9	$574.0	$555.1	$561.6	$(42.9)
Amortization of Intangible Assets and Other	(12.3)	(12.2)	(11.1)	(11.2)	(19.6)	(7.3)
Adjusted Operating Expenses	$592.2	$571.7	$562.9	$543.9	$542.0	$(50.2)
Adjusted Operating Expenses as a % of Gross Profit	70.7%	71.9%	67.2%	70.3%	69.0%	(178)	bps

•

Adjusted selling, general and administrative expenses (“SG&A expenses”) were $542.0 million in the fourth quarter of fiscal 2015, a decrease of $50.2 million, or 8.5%, from the fourth quarter of fiscal 2014.

o

The year-over-year decrease in adjusted SG&A expenses was primarily due to a $51.5 million reduction related to the translation impact of changes in foreign currency exchange rates, and from the realization of cost savings from prior restructuring actions, partially offset by an increase at EM to fund organic sales growth.

o

Sequentially, adjusted SG&A expenses declined $2.0 million, or 0.4%, primarily due to a $5.0 million reduction related to the translation impact of changes in foreign currency exchange rates between periods.

•	Adjusted SG&A expenses as a percentage of gross profit decreased 178 basis points to 69.0% from the year ago quarter.
o

EM SG&A expenses as a percentage of gross profit decreased 194 basis points from the year ago quarter and 122 basis points sequentially, primarily due to the operating leverage related to sales growth.

o

TS SG&A expenses as a percentage of gross profit decreased 362 basis points from the year ago quarter and 319 basis points sequentially, primarily due to improved gross profit margin and cost savings from prior restructuring actions.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Operating Income

	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Q4' FY15	Y/Y Change
GAAP Operating Income	$204.5	$193.2	$250.3	$203.7	$180.5	$(24.1)
Adjusted Operating Income (1)	$244.9	$223.7	$274.6	$230.4	$243.8	$(1.1)
Adjusted Operating Income Margin (1)	3.5%	3.3%	3.6%	3.4%	3.6%	12	bps

Electronics Marketing (EM) Total
Operating Income	$207.0	$202.7	$191.4	$197.3	$205.9	$(1.1)
Operating Income Margin	4.8%	4.6%	4.3%	4.7%	4.8%	(2)	bps

Technology Solutions (TS) Total
Operating Income	$74.1	$62.4	$117.6	$68.1	$77.6	$3.5
Operating Income Margin	2.7%	2.5%	3.8%	2.7%	3.1%	42	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

Avnet adjusted operating income of $243.8 million increased 10% year over year in constant currency but was essentially flat with the year ago quarter after translating those results in U.S. Dollars. The year-over-year increase in constant currency was primarily due to improved profitability in the EMEA region at both operating groups. Sequentially, adjusted operating income increased 5.8% with both operating groups contributing to the improvement.

o	Avnet adjusted operating income margin of 3.6% increased 12 basis points year over year and 17 basis points sequentially.
•

EM operating income margin of 4.8% was essentially flat from the year ago quarter primarily due to the geographic mix shift as the higher margin EMEA region represented a lower percentage of total EM after translating the results to U.S. Dollars and the negative impact of the higher mix of sales from select high volume supply chain engagements in Asia. Sequentially, operating income margin increased 9 basis points primarily due to an improvement in the EMEA region.

•

TS operating income margin of 3.1% increased 42 basis points from the year ago quarter primarily due to an increase in the EMEA region partially offset by a decline in the Asia region primarily related to the computing components business. Operating income margin increased 42 basis points sequentially primarily due to improvements in the Americas and Asia regions.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Interest Expense, Other Income (Expense) and Income Taxes

	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Q4' FY15	Y/Y Change
Interest Expense	$24.3	$23.4	$24.7	$23.9	$23.7	$0.6
Other Income (Expense)	$(4.6)	$(1.5)	$(5.5)	$(8.9)	$(3.1)	$(1.5)

GAAP Income Tax Expense (Benefit)	$(10.6)	$40.4	$56.4	$49.4	$(5.1)	$5.6
Adjusted Income Tax Expense (1)	$59.2	$54.7	$68.4	$54.1	$61.2	$2.0
GAAP Effective Tax Rate	(6.1)%	24.0%	25.6%	28.9%	(3.3)%	275	bps
Adjusted Effective Tax Rate (1)	27.0%	27.5%	28.0%	27.4%	27.7%	74	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	Interest expense of $23.7 million declined $0.6 million from the year ago quarter. The decrease in interest expense was primarily due to a decrease in outstanding foreign short-term debt.
•

The Company incurred $3.1 million of other expense in the fourth quarter of fiscal 2015 compared with $4.6 million of other expense in the fourth quarter of fiscal 2014. The year-over-year decrease in other expense was primarily due to a reduction in foreign currency exchange losses.

•

The GAAP effective tax rate was (3.3)% in the fourth quarter of fiscal 2015 as compared with (6.1)% in the fourth quarter of fiscal 2014. During both quarters, the GAAP effective tax rate reflected the impact of the release of valuation allowances, which more than offset the income tax expense associated with income before income taxes.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Net Income and EPS

	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Q4' FY15	Y/Y Change
GAAP Net Income	$186.3	$127.9	$163.7	$121.5	$158.7	$(27.5)
Adjusted Net Income (1)	$160.1	$144.2	$176.0	$143.5	$159.5	$(0.6)

GAAP Diluted EPS	$1.33	$0.91	$1.18	$0.88	$1.15	(13.5)%
Adjusted Diluted EPS (1)	$1.14	$1.02	$1.27	$1.04	$1.16	1.8%

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

GAAP net income decreased by $27.5 million year over year to $158.7 million, or $1.15 per share on a diluted basis, primarily due to an increase in restructuring, integration and other expenses, and higher favorable income tax adjustments in the year ago quarter.

•	Adjusted net income for the fourth quarter of fiscal 2015 was $159.5 million, or $1.16 per share on a diluted basis.
o

Adjusted net income was essentially flat from the year ago quarter and adjusted diluted earnings per share increased 1.8%, primarily due to the organic growth in operating income offset by the negative impact of foreign currency after translating results into U.S. Dollars.

o

Excluding the impact of changes in foreign currency exchange rates, adjusted diluted earnings per share would have been $1.27, which represents an increase of approximately 11% from the year ago quarter.

o	Adjusted diluted earnings per share of $1.16 increased $0.12, or 11.5% sequentially, primarily due to the improvement in profitability at both operating groups.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Working Capital

	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Q4' FY15	Y/Y Change
Accounts Receivable	$5,220.5	$5,060.5	$5,696.6	$4,994.8	$5,054.3	$(166.2)
Inventories	$2,613.4	$2,705.4	$2,493.6	$2,474.4	$2,482.2	$(131.2)
Accounts Payable	$(3,402.4)	$(3,301.5)	$(3,850.3)	$(3,272.0)	$(3,338.1)	$64.3
Working Capital	$4,431.5	$4,464.4	$4,339.9	$4,197.2	$4,198.4	$(233.1)
Working Capital Velocity(1)	6.34	6.09	6.59	6.03	6.27	(0.07)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

Working capital (accounts receivable plus inventories less accounts payable) decreased $233.1 million, or 5.3%, year over year and increased 2.4% from the year ago quarter in constant currency. The increase in constant currency was primarily due to an increase at EM to support the strong organic sales growth in constant currency.

o	On a sequential basis, working capital declined 1% in constant currency as a decrease at TS was partially offset by an increase at EM.
•

Working capital velocity decreased 0.1 turns year over year and increased 0.2 turns sequentially, primarily due to the seasonal business mix shift and better than expected growth at the lower working capital velocity EM business.

•	Inventories decreased $131.2 million, or 5.0%, year over year and increased 3.4% in constant currency primarily to support the organic sales growth at EM.
o	On a sequential basis, inventories were essentially flat in constant currency.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Returns

	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Q4' FY15	Y/Y Change
Return on Working Capital (ROWC) (1)	22.0%	19.9%	24.0%	20.6%	22.5%	44	bps
Return on Capital Employed (ROCE) (1)	11.8%	10.6%	12.9%	11.1%	12.0%	21	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	ROWC of 22.5% and ROCE of 12.0% increased 44 basis points and 21 basis points year over year, respectively, primarily due to an improvement at TS.
•	Sequentially, ROWC and ROCE increased 187 and 90 basis points, respectively, primarily due to improvements at both operating groups.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Cash Flow

	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Q4' FY15	Y/Y Change
Net Income	$186.3	$127.9	$163.7	$121.5	$158.7	$(27.5)
Non-Cash Items	$46.1	$84.4	$70.5	$84.8	$75.7	$29.6
Working Capital and Other	$(198.9)	$(253.0)	$30.9	$(146.2)	$64.9	$263.8
Cash Flow from Operations	$33.5	$(40.7)	$265.1	$60.1	$299.3	$265.9
TTM CF from Operations	$237.4	$323.0	$616.0	$318.1	$583.9	$346.5

•

During the fourth quarter of fiscal 2015, cash flow from operations of $299.3 million increased both sequentially and year over year primarily due to a reduction in working capital compared with an increase in the prior periods.

•

During the fourth quarter of fiscal 2015, the Company repurchase 368,364 shares at a cost of $15.8 million. Entering the first quarter of fiscal year 2016, the Company had approximately $302.5 million remaining under the current repurchase authorization.

•	During the fourth quarter of fiscal 2015, the Company paid a dividend of $0.16 per share, or $21.7 million in total, and $87.3 million for fiscal 2015.
•

Cash and cash equivalents at the end of the fourth quarter of fiscal 2015 were $932.6 million, of which $850.6 million was held outside the United States; net debt (total debt less cash and cash equivalents) was approximately $1.05 billion.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Organic Sales

Organic sales is defined as reported sales adjusted for the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented. Organic sales in constant currency is defined as organic sales (as defined above) excluding the impact of changes in foreign currency exchange rates.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted operating expenses, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). There are also references to the impact of foreign currency translation in the discussion of the Company’s results of operations. When the U.S. Dollar strengthens and the stronger exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is a decrease in U.S. Dollars of reported results. Conversely, when the U.S. Dollar weakens and the weaker exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is an increase in U.S. Dollars of reported results. In the discussion of the Company’s results of operations, results excluding this impact are referred to as “excluding the translation impact of changes in foreign currency exchange rates” or “constant currency.” Management believes organic sales and sales in constant currency are useful measures for evaluating current period performance as compared with prior periods and for understanding underlying trends. In order to determine the translation impact of changes in foreign currency exchange rates for sales, income or expense items, the Company adjusts the exchange rates used in current periods to be consistent with the exchange rates in effect during prior periods. Management believes that operating income and operating expenses adjusted for (i) restructuring, integration and other expenses, and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income and operating expenses without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in many cases, for measuring performance for compensation purposes.

Additional non-GAAP metrics management uses are adjusted operating income margin, which is defined as adjusted operating income (as defined above) divided by sales and adjusted operating expense to gross profit ratio, which is defined as adjusted operating expenses (as defined above) divided by gross profit.

Management believes net income and diluted earnings per share adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement and foreign currency loss is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted earnings per share excluding the impact of these items provides an important measure of the Company’s net results for the investing public.

Avnet, Inc. Q4 Fiscal Year 2015

$ in millions - except per share data

August 5, 2015

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.
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ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP. A reconciliation of the GAAP financial measures to the non-GAAP financial measures is included in the Company’s press release dated August 5, 2015 (Exhibit 99.1) in this Current Report on Form 8-K.